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As filed with the Securities and Exchange Commission on July 9, 2001

Registration No. 333-60976

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
ON FORM S-8
TO FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MOTOROLA, INC.
(Exact name of registrant as specified in its charter)

Delaware	36-1115800
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
1303 East Algonquin Road Schaumburg, Illinois (Address of Principal Executive Offices)	60196 (Zip Code)

Blue Wave Systems Inc. Stock Option Plan
Stock Option Agreements issued for options of Loughborough Sound Images Limited
(Full title of the plans)

Carl F. Koenemann
Executive Vice President and Chief Financial Officer
Motorola, Inc.
1303 East Algonquin Road
Schaumburg, Illinois 60196
(Name and address of agent for service)

(847) 576-5000
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (2)(3)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee (4)

Common Stock, par value $3 per share (and associated preferred stock purchase rights) (1)	367,904 shares	N/A	N/A	$0

(1)
Each share of Common Stock is accompanied by a right to purchase Junior Participating Preferred Stock, Series B, of Motorola, Inc. Prior to the occurrence of certain events, none of which have occurred as of this date, the preferred stock purchase rights will not be exercisable or evidenced separately from the Common Stock.

(2)
Plus an indeterminate number of additional shares which may be issued if the anti-dilution adjustment provisions of the plans become operative.

(3)
This Post-Effective Amendment No. 1 on Form S-8 covers 367,904 shares of Motorola Common Stock and associated preferred stock purchase rights originally registered on the Registration Statement on Form S-4 (File No. 333-60976) initially filed by Motorola with the Securities and Exchange Commission on May 15, 2001 (and declared effective on June 1, 2001) to which this Post-Effective Amendment relates.

(4)
Motorola previously paid $28,871 upon the initial filing of the Registration Statement (File No. 333-60976) to register 7,425,000 shares of Motorola Common Stock and associated preferred stock purchase rights issuable to former stockholders of Blue Wave Systems Inc., including 367,904 shares of Motorola Common Stock and associated preferred stock purchase rights issuable pursuant to the Blue Wave Systems Inc. Stock Option Plan and the Stock Option Agreements issued for options of Loughborough Sound Images Limited.

EXPLANATORY NOTE

    Motorola, Inc. ("Motorola" or the "Registrant") hereby amends its Registration Statement on Form S-4 (the "Form S-4") by filing this Post-Effective Amendment No. 1 on Form S-8 to Form S-4 (this "Amendment") relating to up to 367,904 shares of common stock, par value $3 per share, of Motorola ("Motorola Common Stock"), and the associated rights (the "Rights") to purchase Junior Participating Preferred Stock, Series B, par value $100 per share, issuable by Motorola in connection with the exercise of stock options that have been granted under the Blue Wave Systems Inc. Stock Option Plan and the Stock Option Agreements issued for options of Loughborough Sound Images Limited (collectively, the "Plans"), and have become options to purchase shares of Motorola Common Stock (and the associated Rights) as described below, and also hereby registers an indeterminate number of shares of Motorola Common Stock (and the associated Rights) which may be issued if the anti-dilution adjustment provisions of the Plans become operative. All of such shares of Motorola Common Stock and the associated Rights were originally registered pursuant to the Form S-4.

    On July 2, 2001, Earth Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Motorola ("Merger Sub"), merged (the "Merger") with and into Blue Wave Systems Inc., a Delaware corporation ("Blue Wave Systems"), pursuant to the Agreement and Plan of Merger (the "Merger Agreement"), dated as of February 20, 2001, as amended on April 24, 2001, by and among Motorola, Merger Sub and Blue Wave Systems. At the time the Merger was consummated (the "Effective Time"), among other things, each share of common stock of Blue Wave Systems issued and outstanding immediately prior to the Effective Time was converted into 0.443 (the "Exchange Ratio") shares of Motorola Common Stock. Pursuant to the Merger Agreement, the outstanding stock options granted under the Plans are no longer exercisable for the common stock of Blue Wave Systems but, instead, are exercisable for Motorola Common Stock. Motorola Common Stock is substituted for common stock of Blue Wave Systems under the Plans at the Exchange Ratio, as set forth in the Merger Agreement.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

    Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Amendment in accordance with Rule 428 under the Securities Act of 1933, as amended (the "Securities Act"), and the Note to Part I of Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

    The following documents filed by Motorola with the Securities and Exchange Commission (the "Commission") (File No. 1-07221) are incorporated herein by reference:

  1.
  Motorola's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, filed pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as filed with the Commission on March 30, 2001.

  2.
  Motorola's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, filed pursuant to the Exchange Act, as filed with the Commission on May 14, 2001.

  3.
  Motorola's Current Report on Form 8-K, as filed with the Commission on April 3, 2001.

  4.
  The description of Motorola Common Stock contained in the Registration Statement on Form 8-B, dated July 2, 1973, including any amendments or reports filed with the Commission for the purpose of updating such description.

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  5.
  The description of the Rights included in the Registration Statement on Form 8-A, dated November 5, 1998, including any amendment or report filed with the Commission for the purpose of updating such description.

    All other documents subsequently filed by Motorola pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all the shares of the Motorola Common Stock (and the associated Rights) offered hereby have been sold or which deregisters all the shares of the Motorola Common Stock (and the associated Rights) then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 5. Interests of Named Experts and Counsel.

    The validity of the shares of Motorola Common Stock to be issued in connection with the Plans was passed upon for Motorola by Michelle M. Warner, Esq., Senior Counsel, Motorola Corporate Law Department. As of the date of her opinion letter, Ms. Warner owned 1,374.3183 shares of Motorola Common Stock and held options to purchase an additional 35,200 shares of Motorola Common Stock (of which 5,076 were exercisable).

Item 6. Indemnification of Directors and Officers.

    Section 145 of the Delaware General Corporation Law contains detailed provisions for indemnification of directors and officers of Delaware corporations against expenses, judgments, fines and settlements in connection with litigation. Motorola's Restated Certificate of Incorporation, as amended, and its Directors' and Officers' Liability Insurance Policy provide for indemnification of the directors and officers of Motorola against certain liabilities.

Item 8. Exhibits.

Exhibit Number	Description
5.1	Opinion of Michelle M. Warner, Esq., Senior Counsel, Motorola Corporate Law Department, as to the legality of the shares being issued.
23.1	Consent of KPMG LLP.
23.2	Consent of Michelle M. Warner, Esq., Senior Counsel, Motorola Corporate Law Department (included in Exhibit 5.1).
24.1	Power of Attorney.*

*
Previously filed on May 15, 2001.

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Item 9. Undertakings.

    (a) The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

  Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Schaumburg, State of Illinois, on the 9th day of July, 2001.

MOTOROLA, INC.
By:	/s/ ANTHONY M. KNAPP Anthony M. Knapp Senior Vice President and Controller

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Christopher B. Galvin	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	July 9, 2001
* Carl F. Koenemann	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	July 9, 2001
/s/ ANTHONY M. KNAPP Anthony M. Knapp	Senior Vice President and Controller (Principal Accounting Officer)	July 9, 2001
* Francesco Caio	Director	July 9, 2001
* Ronnie C. Chan	Director	July 9, 2001
* H. Laurance Fuller	Director	July 9, 2001
* Robert L. Growney	Director	July 9, 2001
* Anne P. Jones	Director	July 9, 2001
* Judy C. Lewent	Director	July 9, 2001
* Dr. Walter E. Massey	Director	July 9, 2001
* Nicholas Negroponte	Director	July 9, 2001

* John E. Pepper, Jr.	Director	July 9, 2001
* Samuel C. Scott III	Director	July 9, 2001
* B. Kenneth West	Director	July 9, 2001
* Dr. John A. White	Director	July 9, 2001
*By:	/s/ ANTHONY M. KNAPP Anthony M. Knapp Attorney-in-fact

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EXPLANATORY NOTE
PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
SIGNATURES